Exhibit 99.1

EXCO Resources, Inc. 12377 Merit Drive, Suite 1700, LB 82, Dallas, Texas 75251
(214) 368-2084	FAX (214) 368-2087

EXCO RESOURCES, INC. ANNOUNCES FIRST QUARTER 2007 RESULTS

DALLAS, TEXAS, May 10, 2007…EXCO Resources, Inc. (NYSE: XCO) today announced record operating results for the quarter ended March 31, 2007.

Oil and natural gas revenues, before derivative financial instrument activities, for the quarter ended March 31, 2007 were $117.8 million, a 69% increase over the $69.7 million of oil and natural gas revenues in the 2006 first quarter.  Adjusted EBITDA, a non-GAAP measure, was $114.1 million in the first quarter of 2007 compared to $52.8 million in the first quarter of 2006, a 116% increase.  We had a net loss after preferred stock dividends of $88.8 million ($.85 per diluted share) in the 2007 first quarter.  Excluding the after-tax effects of the following items, earnings would have been $7.3 million ($.07 per diluted share).  Results were impacted by $128.1 million in non-cash mark-to-market losses from derivative financial instruments in the first quarter of 2007 compared with $43.6 million in non-cash mark-to-market gains in the first quarter of 2006.  Also, we recorded non-recurring financing costs of $32.1 million in the first quarter of 2007 related to early debt retirement and restructuring of our credit facilities following a $2.0 billion private placement of preferred stock and completion of a significant acquisition.  In the 2006 first quarter, net income was $37.2 million ($.45 per diluted share).

EXCO’s production for the first quarter of 2007 was 15.7 Bcf of natural gas and 275 Mbbls of oil for total equivalent production of 17.3 Bcfe, a 114% increase over the first quarter of 2006.  Average natural gas and oil prices for the first quarter of 2007, excluding the effects of derivative financial instruments, were $6.56 per Mcf and $54.93 per barrel compared with prices of $8.43 per Mcf and $60.76 per barrel in the first quarter of 2006.  Average daily production for the quarter was 192 Mmcfe/day compared to first quarter 2006 daily production of 90 Mmcfe/day, an increase of 114%.  Lease operating expenses for the first quarter of 2007 were approximately $1.26 per Mcfe compared to $0.85 per Mcfe for the first quarter of 2006.  Operating costs in the first quarter of 2007 reflect increased costs resulting from assets acquired in 2006 in North Louisiana and Appalachia.  Production and ad valorem tax rates were approximately 7.1% for the first quarter of 2007 compared to 6.0% for the first quarter of 2006 due to increased production in areas with higher tax rates (Texas, North Louisiana and Oklahoma).  General and administrative expenses, net of overhead reimbursement, increased to $14.2 million, or $0.82 per Mcfe produced compared with $0.73 per Mcfe in the first quarter of 2006.  General and administrative expenses include $1.9 million of non-cash stock compensation expense in the first quarter of 2007 compared to $.6 million in the first quarter of 2006.

First quarter 2007 development expenditures totaled $87.3 million and funded the drilling and completion of 86 gross (70.1 net) new wells.  This is a significant increase over first quarter 2006 drilling of 53 gross (51.1 net) new wells.  Our expected capital budget considering the acquisitions of the Vernon field and the Mid-Continent assets discussed below includes approximately $492.0 million for drilling and completion, exploitation, midstream and other operations capital, and $11.0 million for information technology and miscellaneous capitalized costs.  Under this budget, we are on schedule to drill and complete approximately 577 gross (465 net) wells in 2007.

During 2007 to date, we have completed the following significant transactions:

1.             January 5, 2007 — Completed the sale of our Wattenberg Field assets in the DJ Basin of Colorado for $130 million.

2.             March 30, 2007 — Completed the acquisition of assets in the Vernon Field in Jackson Parish, Louisiana from Anadarko Petroleum Corporation for $1.5 billion, net of closing adjustments and subject to post closing adjustments.

3.             March 30, 2007 — Completed a private placement of preferred stock for $2 billion, including $390 million of 7% cumulative convertible preferred stock, convertible into common stock at $19 per share and $1.61 billion of 11% preferred stock which is not initially convertible until stockholder approval is obtained.

4.             March 30 and May 2, 2007 — Amended and restated our bank credit agreements to increase our consolidated borrowing base to $2.3 billion, which was reduced to $2.2 billion in connection with the sale of oil and natural gas properties to Crimson Exploration, Inc. on May 8, 2007, as discussed below.

5.             May 2, 2007 — Completed the acquisition of Mid-Continent and South Texas/Gulf Coast properties from Anadarko Petroleum Corporation for $860 million, reduced for customary closing adjustments to a net cash payment of $749 million, subject to post closing adjustments.

6.             May 8, 2007 — Completed the sale of the South Texas/Gulf Coast properties acquired on May 2, 2007 to Crimson Exploration, Inc. for $285 million, reduced for customary closing adjustments to net cash proceeds of $245 million, subject to post closing adjustments, and 750,000 shares of Crimson’s common stock.

Our pro forma proved reserves at December 31, 2006, adjusted for the acquisitions and the divestitures discussed above, are approximately 2 Tcfe.

EXCO’s Chairman, Douglas H. Miller, stated, “Our first quarter accomplishments at EXCO both financially and operationally were substantial.  We are very optimistic about the remainder of 2007 and expect continued growth and financial success from our drilling and exploitation and acquisition programs in all of our focus areas.  We will continue to emphasize acquisitions of long-lived producing properties.”

EXCO will host a conference call on Friday, May 11, 2007 at 9:00 a.m. (CDT) to discuss the contents of this release and respond to questions.  Please call (800) 309-5788 if you wish to participate, and ask for the EXCO conference call ID# 6974821.  The conference call will also be webcast on EXCO’s website at http://www.excoresources.com under the Investor Relations tab.  Presentation materials related to this release will be posted on EXCO’s website on Thursday, May 10, 2007, after market close.

A digital recording will be available starting two hours after the completion of the conference call until 11:59 p.m., May 18, 2007.  Please call (800) 642-1687 and enter conference ID# 6974821 to hear the recording.  A digital recording of the conference call will also be available on EXCO’s website.

EXCO Resources, Inc. is an oil and natural gas acquisition, exploitation, development and production company headquartered in Dallas, Texas with principal operations in Texas, Louisiana, Ohio, Oklahoma, Pennsylvania and West Virginia.

Additional information about EXCO Resources, Inc. may be obtained by contacting EXCO’s Chairman, Douglas H. Miller, or its President, Stephen F. Smith, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX  75251, telephone number (214) 368-2084, or by visiting EXCO’s website at http://www.excoresources.com.  EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

###

This release may contain forward-looking statements relating to future financial results or business expectations.  Business plans may change as circumstances warrant.  Actual results may differ materially from those predicted as a result of factors over which EXCO has no control.  Such factors include, but are not limited to: acquisitions, recruiting and new business solicitation efforts, estimates of reserves, commodity price changes, the extent to which EXCO is successful in integrating recently acquired businesses, regulatory changes and general economic conditions.  These risk factors and additional information are included in EXCO’s reports on file with the Securities and Exchange Commission.

EXCO Resources, Inc.

Condensed consolidated balance sheets

	December 31,	March 31,
(in thousands)	2006	2007
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$22,822	$169,678
Accounts receivable:
Oil and natural gas sales	84,078	76,709
Joint interest	14,902	15,550
Interest and other	12,199	12,256
Oil and natural gas derivatives	91,614	30,829
Deferred income taxes	—	37,996
Other	11,095	10,419
Total current assets	236,710	353,437
Oil and natural gas properties (full cost accounting method):
Unproved oil and natural gas properties	297,919	350,813
Proved developed and undeveloped oil and natural gas properties	2,492,863	3,841,474
Accumulated depreciation, depletion and amortization	(142,591)	(191,007)
Oil and natural gas properties, net	2,648,191	4,001,280
Gas gathering assets	203,537	323,264
Accumulated depreciation, depletion and amortization	(4,181)	(6,021)
Gas gathering assets, net	199,356	317,243
Office and field equipment, net	14,805	14,926
Advance on pending acquisition	80,000	43,000
Oil and natural gas derivatives	41,469	10,650
Deferred financing costs, net	15,929	16,353
Other assets	520	471
Goodwill	470,077	470,077
Total assets	$3,707,057	$5,227,437

EXCO Resources, Inc.

Condensed consolidated balance sheets

	December 31,	March 31,
(in thousands, except per share and share data)	2006	2007
		(Unaudited)
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$54,402	$80,356
Accrued interest payable	36,000	7,684
Revenues and royalties payable	53,994	51,926
Income taxes payable	89	87
Deferred income taxes payable	32,639	—
Current portion of asset retirement obligations	1,579	1,577
Current portion of long-term debt	6,500	—
Oil and natural gas derivatives	5,721	68,599
Total current liabilities	190,924	210,229
Long-term debt, net of current portion	2,081,653	1,613,061
Asset retirement obligations and other long-term liabilities	57,570	70,481
Deferred income taxes	166,136	182,563
Oil and natural gas derivatives	30,924	64,551
Commitments and contingencies	—	—

7.0% Cumulative Convertible Perpetual Preferred Stock, par value $0.001 per share, 39,008 shares outstanding at March 31, 2007, liquidation preference of $390,232 at March 31, 2007	—	388,606
Hybrid Preferred Stock, par value $0.001 per share, 160,992 shares outstanding at March 31, 2007, liquidation preference of $1,610,904 at March 31, 2007	—	1,603,835

Shareholders’ equity:
Preferred stock, par value $0.001 per share; 10,000,000 shares authorized at March 31, 2007, of which 200,000 shares (presented above) are issued and outstanding at March 31, 2007	—	—
Common stock, $.001 par value; Authorized shares - 250,000,000; issued and outstanding shares - 104,162,241 at December 31, 2006 and 104,240,840 at March 31, 2007	104	104
Additional paid-in capital	1,024,442	1,027,536
Retained earnings	155,304	66,471
Total shareholders’ equity	1,179,850	1,094,111
Total liabilities and shareholders’ equity	$3,707,057	$5,227,437

EXCO Resources, Inc.

Condensed consolidated statements of operations
(Unaudited)

	Three months ended
	March 31,
(in thousands, except per share data)	2006	2007
Revenues and other income:
Oil and natural gas	$69,738	$117,811
Gain (loss) on derivative financial instruments	40,775	(96,019)
Other income	2,276	6,725
Total revenues and other income	112,789	28,517
Cost and expenses:
Oil and natural gas production	11,128	30,215
Depreciation, depletion and amortization	20,677	51,324
Accretion of discount on asset retirement obligations	302	943
General and administrative	5,909	14,175
Interest (1)	16,345	76,709
Total cost and expenses	54,361	173,366
Equity in net income of TXOK Acquisition, Inc.	1,593	—
Income (loss) before income taxes	60,021	(144,849)
Income tax expense (benefit)	22,869	(57,152)
Net income (loss)	37,152	(87,697)
Preferred stock dividends	—	1,136
Net income (loss) available to common shareholders	$37,152	$(88,833)
Net income (loss) per common share:
Net income (loss) per common share — basic	$0.46	$(0.85)
Net income (loss) per common share — diluted	$0.45	$(0.85)
Weighted average shares:
Basic	80,098,873	104,201,768
Diluted	81,814,515	104,201,768

(1)             Interest expense for the three months ended March 31, 2007 includes one time charges of $32.1 million.  Expenses associated with the payoff of the EXCO Partners Operating Partnership Senior Term Credit Agreement include a $13.0 million redemption premium, a $9.2 million and a $3.0 million write-off of deferred financing and unamortized original issue discount, respectively.  In addition, $6.9 million of commitment fees were expensed in connection with prior debt arrangements that were terminated.

EXCO Resources, Inc.

Condensed consolidated statements of cash flows
(Unaudited)

	Three months ended
	March 31,
(in thousands)	2006	2007
Operating Activities:
Net income (loss)	$37,152	$(87,697)
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in net income of TXOK Acquisition, Inc.	(1,593)	—
Depreciation, depletion and amortization	20,677	51,324
Stock option compensation expense	598	1,910
Accretion of discount on asset retirement obligations	302	943
Non-cash change in fair value of derivatives	(43,570)	128,092
Deferred income taxes	22,176	(56,037)
Amortization of deferred financing costs, premium on 7 1/4% senior notes due 2011 and discount on long-term debt	5,877	9,355
Effect of changes in:
Accounts receivable	47,421	8,494
Other current assets	(1,939)	361
Accounts payable and other current liabilities	(24,221)	(24,194)
Net cash provided by operating activities	62,880	32,551
Investing Activities:
Additions to oil and natural gas properties, gathering systems and equipment	(32,649)	(1,489,950)
Advance to TXOK Acquisition, Inc.	(158,750)	—
Cash acquired in acquisition of TXOK Acquisition, Inc.	32,261	—
Advance on pending acquisition	—	(43,000)
Proceeds from disposition of property and equipment and other	(608)	131,594
Net cash used in investing activities	(159,746)	(1,401,356)
Financing Activities:
Borrowings under credit agreements	184,500	1,198,000
Repayments under credit agreements	(584,751)	(1,672,532)
Payments on interim bank loan	(350,000)	—
Proceeds from issuance of common stock, net of underwriter commissions
and initial public offering costs	656,331	817
Proceeds from issuance of preferred stock	—	2,000,000
Payments for preferred stock issuance costs	—	(525)
Deferred financing costs	(745)	(10,099)
Net cash provided by (used in) financing activities	(94,665)	1,515,661
Net increase (decrease) in cash	(191,531)	146,856
Cash at beginning of period	226,953	22,822
Cash at end of period	$35,422	$169,678

Supplemental Cash Flow Information:
Interest paid	$27,398	$92,695
Value of shares issued in connection with redemption of TXOK Acquisition, Inc. preferred stock	$4,667	$—
Long-term debt assumed in TXOK Acquisition, Inc. acquisition	$508,750	$—
Elimination of deferred income taxes related to equity in net income of TXOK Acquisition, Inc. due to step acquisition	$899	$—
Derivative financial instruments assumed in Vernon Acquisition	$—	$60,015

EXCO Resources, Inc.

Reconciliation of consolidated cash flow from operating activities
(Unaudited)

	Three months ended
	March 31,
(in thousands)	2006	2007
Net cash provided by operating activities	$62,880	$32,551
Net change in working capital	(21,261)	15,339
Cash flow from operations before changes in working capital, non-GAAP measure	$41,619	$47,890

EXCO Resources, Inc.

Condensed consolidated EBITDA
and adjusted EBITDA reconciliations and
statement of cash flow data
(Unaudited)

	Three months ended
	March 31,
(in thousands)	2006	2007
Net income (loss)	$37,152	$(87,697)
Interest expense	16,345	76,709
Income tax expense (benefit)	22,869	(57,152)
Depreciation, depletion and amortization	20,677	51,324
EBITDA (1)	97,043	(16,816)
Accretion of discount on asset retirement obligations	302	943
Non-cash change in fair value of derivative financial instruments	(43,570)	128,092
Stock-based compensation expense	598	1,910
Equity in net income of TXOK Acquisition, Inc.	(1,593)	—
Adjusted EBITDA (1)	52,780	114,129
Interest expense	(16,345)	(76,709)
Income tax expense (benefit)	(22,869)	57,152
Amortization of deferred financing costs, premium on 7 1/4% senior notes due 2011 and discount on long-term debt	5,877	9,355
Deferred income taxes	22,176	(56,037)
Changes in operating assets and liabilities	21,261	(15,339)
Net cash provided by operating activities	$62,880	$32,551

Statement of cash flow data:
Cash flow provided by (used in):
Operating activities	$62,880	$32,551
Investing activities	(159,746)	(1,401,356)
Financing activities	(94,665)	1,515,661
Other financial and operating data:
EBITDA (1)	$97,043	$(16,816)
Adjusted EBITDA (1)	52,780	114,129

(1)             Earnings before interest, taxes, depreciation, depletion and amortization, or “EBITDA” represents net income adjusted to exclude interest expense, income taxes, depreciation, depletion and amortization.  “Adjusted EBITDA” represents EBITDA adjusted to exclude accretion of discount on asset retirement obligations, non-cash changes in the fair value of derivative financial instruments, stock-based compensation expense and equity in net income of TXOK Acquisition, Inc.  We have presented Adjusted EBITDA because it is the financial measure that is used in covenant calculations required under our credit agreements and compliance with the liquidity and debt covenants included in these agreements are considered material to us.  Our computations of EBITDA and Adjusted EBITDA may differ from computations of similarly titled measures of other companies due to differences in the inclusion or exclusion of items in our computations as compared to those of others.  EBITDA and Adjusted EBITDA are measures that are not prescribed by generally accepted accounting principles, or GAAP.  EBITDA and Adjusted EBITDA specifically exclude changes in working capital, capital expenditures and other items that are set forth on a cash flow statement presentation of a company’s operating, investing and financing activities.  As such, we encourage investors not to use these measures as substitutes for the determination of net income, net cash provided by operating activities or other similar GAAP measures.

EXCO Resources, Inc.

Summary operating data

	Three months ended
	March 31,		%
	2006	2007	change
Production (in thousands):
Oil (Mbbls)	148	275	86%
Natural gas (Mmcf)	7,205	15,663	117%
Oil and natural gas (Mmcfe)	8,093	17,313	114%

Average sales price (before cash settlements of derivative financial instruments):
Oil (Bbl)	$60.76	$54.93	-10%
Natural gas (per Mcf)	8.43	6.56	-22%
Total production (per Mcfe)	8.62	6.80	-21%

Expenses (per Mcfe):
Operating costs	$0.85	$1.26	48%
Production and ad valorem taxes	0.52	0.48	-8%
Depreciation, depletion and amortization	2.55	2.96	16%
General and administrative	0.73	0.82	12%